EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. REPORTS JULY SALES

~Total Sales Increased 70%; Sales from The Children’s Place Stores Increased 19% ~
~ July Comparable Stores Sales Increased 8% on Top of Last Year’s 14% Increase ~
~ Company Anticipates Second Quarter Loss of $(0.67) to $(0.68) ~

Secaucus, New Jersey – August 4, 2005 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE), today announced total consolidated sales of $102.9 million for the four-week period ended July 30, 2005, a 70% increase compared to sales of $60.4 million reported for July 2004. July sales were comprised of $71.7 million in sales from The Children’s Place, a 19% increase over last year, and $31.2 million in sales from Disney Store. Comparable store sales for The Children’s Place stores increased 8%, on top of a 14% increase for the same period last year. During July, the Company opened seven Children’s Place stores.

Sales for the second quarter increased 68% to $318.7 million, from $189.2 million reported in the year ago period. Second quarter sales were comprised of $215.3 million from The Children’s Place, a 14% increase over last year, and $103.4 million in sales from Disney Store. Comparable store sales for The Children’s Place increased 4%, on top of last year’s 10% increase. During the second quarter the Company opened 16 Children’s Place stores, and closed one. In addition, the Company opened one Disney Store during the second quarter.

Total consolidated sales for the twenty-six weeks ended July 30, 2005, were $687.9 million, a 66% increase compared to sales of $414.9 million reported for the same period last year. Sales for the twenty-six weeks were comprised of $495.9 million from The Children’s Place, a 20% increase over last year, and $192.0 million in sales from the Company’s Disney Store business. Comparable store sales for The Children’s Place stores increased 9%, on top of a 13% increase in the same period last year. Through July 30, 2005, the Company has opened 20 Children’s Place stores and closed two. In addition, the Company has opened two Disney Stores and closed one.

“We are pleased with our July and first half sales results, and are encouraged by the initial customer response to our Back-to-School assortments at both Children’s Place and Disney Store,” said Ezra Dabah, Chairman and Chief Executive Officer of The Children’s Place Retail Stores, Inc. “In addition to our strong sales results, during the month we achieved several important milestones, such as the successful opening of our new, fully-automated 525,000 square foot East Coast distribution center, the chain wide roll out of our ‘Magic Makeover’ initiative at Disney Store and remodeled the first Disney Store into our new ‘Mickey’ prototype in Trumbull, Connecticut. We are also excited to introduce The Children’s Place brand to new customers through the launch of our first ever national cable TV ad campaign, which begins today.”

The Company stated that it anticipates reporting a loss per share of $(0.67) to $(0.68) for the second quarter.

Separately, the Company stated that the recent revaluation of the Chinese Yuan should have no impact on its fiscal 2005 financial results. Similarly, the Company has no exposure to the apparel safeguards enacted by the US government on certain product categories manufactured in China as it chose not to take the risk of sourcing those categories from China. Looking to 2006 and beyond, while the Company can not predict future Chinese currency policy, it believes its ability to leverage the buying power of the Company’s two brands, increase its percentage of direct sourcing and utilize its global sourcing network should help to mitigate the effects of any potential revaluation of the Chinese Yuan in the future, and will closely monitor any potential future apparel safeguards.

The Children’s Place plans to report full second quarter results on Thursday, August 18, 2005. The Company will host a conference call on that date to be broadcast live via webcast at 9:00 am Eastern Time. Interested parties can access the webcast via the Company’s website, www.childrensplace.com. An archive of the webcast can be accessed one hour after the live call has taken place and will be available through Thursday, August 25, 2005.

The Children’s Place Retail Stores, Inc., is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” and licensed “Disney Store” brand names. As of July 30, 2005, the Company owned and operated 768 The Children’s Place stores and 307 Disney Stores in North America and its online store, www.childrensplace.com.

This press release and above referenced call may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers or listeners (on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by The Children's Place or any other person that the events or circumstances described in such statement are material.

CONTACT: The Children's Place

Heather Anthony, Senior Director, Investor Relations, (201) 558-2865

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